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                                                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

PanAmSat Corporation

PanAmSat Carrier Services, Inc., a Delaware corporation

PanAmSat Licensee Corporation, a Delaware corporation

PanAmSat Capital Corporation, a Delaware corporation

PanAmSat Europe, Ltd., a U.K. private limited company

Southern Satellite Corporation, a Connecticut corporation

PanAmSat Asia Pty Ltd., an Australia private limited company

PanAmSat Africa (Proprietary) Limited, a South African corporation

Hughes Communications Services, Inc.

Hughes Communications Carrier Services, Inc.

Hughes Communications Japan, Inc.